Exhibit 99.1

ACTIVISION BLIZZARD INC.

KDE EQUITY INCENTIVE PLAN

As Assumed by Activision Blizzard Inc. in Connection with
the Acquisition of King Digital Entertainment plc.

Approved by the Shareholders of King Digital Entertainment plc on 6 March 2014

Initial Effective Date: 25 March 2014

Amended as of 29 April 2015

Acquisition Effective Date:  23 February 2016

CONTENTS

SECTION 1.0 - GENERAL		1

1.1	Purpose of the Plan	1

1.2	Types of Awards	1

1.3	Effective Date	1

1.4	Capitalized Terms	1

SECTION 2.0 - SHARES SUBJECT TO THE PLAN		2

2.1	Number of Shares	2

2.2	Lapsed, Returned Awards	2

2.3	Substitute Awards — Acquisition by the Company	2

2.4	Minimum Share Reserve	3

2.5	Individual Limit	3

2.6	Variation in Share Capital	3

2.7	Source of Shares	4

2.8	Shares Acquired by the Employee Benefit Trust	4

SECTION 3.0 - GRANT OF AWARDS		4

SECTION 4.0 - APPLICABILITY		4

SECTION 5.0 - ADMINISTRATION		4

5.1	Committee	4

5.2	Authority of Committee	5

5.3	Committee Discretion and Disputes	6

5.4	Delivery of Documentation	7

5.5	Award Recipients in Various Countries	7

5.6	Section 162(m) of the Code	8

SECTION 6.0 - OPTIONS		8

6.1	General	8

6.2	Exercise Price	9

i

6.3	Performance Factors	9

6.4	Exercise Period	9

6.5	Method of Exercise	9

6.6	Termination of Service	10

6.7	Limitations on Exercise	11

6.8	Modification, Extension or Renewal	11

6.9	Extension of Option Term where Exercise Is Prohibited	12

6.10	Potential Termination for Cause	12

SECTION 7.0 - STOCK APPRECIATION RIGHTS		12

7.1	General	12

7.2	Terms of SARs	12

7.3	Exercise Period and Expiration Date	13

7.4	Form and Timing of Settlement	13

7.5	Termination of Service	13

SECTION 8.0 - RESTRICTED SHARE AWARDS		14

8.1	General	14

8.2	Restricted Share Award Agreement	14

8.3	Purchase Price	14

8.4	Terms of Restricted Share Awards	14

8.5	Termination of Service	15

8.6	Issuance or Delivery of Restricted Shares	15

8.7	Release of Shares upon Vesting	15

SECTION 9.0 - RESTRICTED STOCK UNIT (RSU) AWARDS		15

9.1	General	15

9.2	Terms of RSU Awards	16

9.3	Purchase Price	16

9.4	Form and Timing of Settlement	16

9.5	Termination of Service	16

SECTION 10.0 - UNRESTRICTED STOCK UNIT AWARDS		17

SECTION 11.0 - PERFORMANCE AWARDS		17

11.1	General	17

11.2	Terms of Performance Awards	17

11.3	Value, Earning and Timing of Performance Shares	18

11.4	Termination of Service	18

SECTION 12.0 - AWARDS TO NON-EMPLOYEE DIRECTORS		18

12.1	General	18

12.2	Annual Individual Limit	18

SECTION 13.0 - DIVIDEND EQUIVALENTS		18

13.1	Option and SARs	18

13.2	Other Awards	18

SECTION 14.0 - PAYMENT FOR SHARES		19

14.1	General	19

14.2	Payment Methods	19

SECTION 15.0 - TAXES		20

15.1	Withholding/Deduction Generally	20

15.2	Transfer of Employer Liability to Employee	20

15.3	Share Withholding	20

SECTION 16.0 - TRANSFERABILITY		21

16.1	No Transfer Generally	21

16.2	Award Transfer Program	21

SECTION 17.0 - SHARE OWNERSHIP		22

17.1	Privileges of Share Ownership	22

17.2	Certificates	22

SECTION 18.0 - RESERVED		22

SECTION 19.0 - SECURITIES LAW AND OTHER COMPLIANCE		22

19.1	Compliance with Applicable Laws	22

19.2	Insider Trading Policy	23

19.3	Malus and Clawback Policy	23

19.4	Data Protection	23

SECTION 20.0 - EMPLOYMENT RELATIONSHIP		24

20.1	No Obligation to Employ/ Right to Compensation	24

20.2	No Obligation to Notify or Minimize Taxes	25

SECTION 21.0 - CORPORATE TRANSACTION		25

21.1	Treatment of Awards	25

21.2	Involuntary Termination following Corporate Transaction	27

SECTION 22.0 - DISSOLUTION OR LIQUIDATION		27

SECTION 23.0 - TERM AND AMENDMENT OF PLAN		28

23.1	Term of Plan	28

23.2	Amendment or Termination of the Plan	28

SECTION 24.0 - OTHER PROVISIONS		28

24.1	Governing Law	28

24.2	Jurisdiction	29

24.3	Non-Exclusivity of the Plan	29

SECTION 25.0 - DEFINITIONS AND INTERPRETATION		29

25.1	Definitions	29

25.2	Interpretation	39

SECTION 1.0 - GENERAL

1.1                               Purpose of the Plan

King adopted this Plan, before it became a separate publicly traded company, to aid it in attracting, retaining and motivating employees, directors and consultants of King and the Associated Companies who were expected to contribute to the success of such entities by offering them incentives that allowed them to participate in future growth in value of Ordinary Shares. The Plan was assumed by the Company, as of the Acquisition Effective Time, in connection with the Transaction Agreement and is being continued by the Company after the consummation of the transactions contemplated in the Transaction Agreement solely in respect of awards in respect of Ordinary Shares outstanding immediately prior to the Acquisition Effective Time which are assumed by the Company and converted into Awards in respect of the Company’s Common Stock in accordance with the provisions of the Transaction Agreement.  No new awards will be made following the Acquisition Effective Time notwithstanding any other term set forth herein.

1.2                               Types of Awards

The Plan allowed for the grant of the following Awards: Options, Stock Appreciation Rights (SARs), Restricted Share Awards, Restricted Stock Units (RSU) Awards, Unrestricted Stock Unit Awards and Performance Awards.

1.3                               Effective Date

The Plan was approved by the board of directors of King and by its shareholders on 6 March 2014 and became effective on the Effective Date.  The Plan was assumed by the Company as of the Acquisition Effective Time.  From and after the Acquisition Effective Time, the Shares available for issuance in respect of Awards granted hereunder (including Substitute Awards) are shares of Common Stock, and sections 3.0.  4.0, and 6.0 through 13.0 of the Plan are retained solely to the extent necessary or appropriate to understand and administer the terms of the Awards related to King awards in respect of Ordinary Shares outstanding immediately prior to the Acquisition Effective Time, which are assumed by the Company pursuant to the terms of the Transaction Agreement.

1.4                               Capitalized Terms

Capitalized terms not defined elsewhere in the text are defined in Section 25.

SECTION 2.0 - SHARES SUBJECT TO THE PLAN

2.1                               Number of Shares

The number of Shares of Common Stock that are available for issuance hereunder from the Acquisition Effective Time is the number of Ordinary Shares that were issuable in respect of awards granted by King prior to, and outstanding immediately prior to, the Acquisition Effective Time which are assumed by the Company and converted into Awards in respect of the Company’s Common Stock in accordance with the provisions of the Transaction Agreement, multiplied by the Exchange Ratio.  Any additional Ordinary Shares that were available for issuance under the Plan immediately prior to the Acquisition Effective Time shall no longer be available for issuance hereunder following the Acquisition Effective Time, and no Shares of Common Stock shall be issuable in respect thereof.  No additional Shares shall become available for issuance hereunder following the Acquisition Effective Time.

2.2                               Lapsed, Returned Awards

Shares that are subject to Awards that lapse, expire or are forfeited or otherwise cancelled following the Acquisition Effective Time shall not again become available for Awards hereunder.

2.3                               Substitute Awards — Acquisition by the Company

Pursuant to the Transaction Agreement, any option or other equity award in respect of Ordinary Shares outstanding immediately prior to the Acquisition Effective Time that (i) was granted pursuant to an individual award agreement (and not under the Plan) prior to the Effective Date and (ii) pursuant to the Transaction Agreement, was to be assumed by the Company and converted into an option or another award in respect of Shares of Common Stock, shall be deemed to have been converted into a Substitute Award in respect of the Company’s Common Stock under this Plan.  Any Substitute Award shall have the same terms and conditions as were applicable under the underlying individual award agreement by which King effected the award and in place immediately prior to the Acquisition Effective Time, subject to any amendments which were to come into effect at the Acquisition Effective Time, including such amendments as are necessary or appropriate to reflect the assumption, and the conversion, thereof into a right in respect of the Common Stock and as otherwise may be required to reflect the change of control of King.  The amendments contemplated pursuant to the foregoing sentence include: (i) applying the Exchange Ratio to determine (x) the number of Shares of the Common Stock to which such Substitute Award relates and (y) the exercise price per Share in respect of any Substitute Award that is an option to acquire Shares, (ii) substituting the Company for King in all respects in regard to any such individual award agreement, including authorizing the Committee or the Board, as the case may be, to perform any action or to exercise any authority or discretion reserved to the King compensation committee or the King board of directors; and (iii) where applicable, any amendments made to individual award agreements pursuant to the AB Executive Service Agreements (as defined in the Transaction Agreement).

2.4                               Minimum Share Reserve

At all times the Company shall reserve and keep available a sufficient number of Shares as shall reasonably be required to satisfy all outstanding Awards.

2.5                               Individual Limit

Prior to the Acquisition Effective Time, grants of Awards in respect of Ordinary Shares were subject to individual limits.  Such limits provided that no Participant could be granted Awards in the aggregate in any calendar year in respect of more than 1,250,000 Ordinary Shares, except that a new Employee (including a new Employee who was also hired as an officer or director of King or any Associated Company) could be granted in the aggregate in the calendar year in which he commenced employment Awards in respect of up to 2,500,000 Ordinary Shares.

2.6                               Variation in Share Capital

In the event that following the Acquisition Effective Time any change is made in the Shares, without consideration, through merger, consolidation, reorganization, recapitalization, reincorporation, share dividend, dividend in property other than cash, large nonrecurring cash dividend, share split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction, including, for the avoidance of doubt, capitalization of profits or reserves, capital distribution, rights issue, the conversion of one class of share to another or reduction of capital or otherwise, then the Committee shall proportionately and appropriately adjust any or all of the following: (a) the number of Shares reserved for issuance under the Plan set forth in Section 2.1; (b) the Exercise Price and/or number and/or class of Shares subject to each outstanding Option and SAR; (c) the Purchase Price and/or number and/or class of Shares subject to other outstanding Awards; and (d) the Purchase Price paid under any Restricted Share Award; subject to any required action by the Board or the shareholders of the Company and in compliance with Applicable Law; provided that (i) in no event shall the Exercise Price or Purchase Price of any share be less than the nominal value of such share, and (ii) a fraction of a Share will not be issued.  The determination of the Committee shall be final, binding and conclusive.

2.7                               Source of Shares

The Shares issued or delivered under the Plan shall be authorized but unissued Shares or acquired Shares, including, subject to Applicable Law, Shares acquired by the Company or, subject to Section 2.8, the Employee Benefit Trust, on the open market or otherwise.

2.8                               Shares Acquired by the Employee Benefit Trust

Shares acquired by the Employee Benefit Trust may not be used to satisfy an Award (i) to the extent that such Shares would be offered or delivered to a person resident in the United States unless the Committee in its sole discretion is satisfied that such offer or delivery would be in compliance with the registration requirements of the Securities Act or an exemption therefrom, and/or (ii) to a Director.

SECTION 3.0 - GRANT OF AWARDS

Except for grants made in substitution for awards in respect of Ordinary Shares outstanding immediately prior to the Acquisition Effective Time and assumed by the Company and converted to relate to Shares of Common Stock pursuant to the Transaction Agreement, no Awards may be granted at any time or times from and after the Acquisition Effective Time. The date of grant of an Award that was assumed by the Company and converted to an Award in respect of Shares of Common Stock pursuant to the Transaction Agreement shall be the date of grant of the Award by King in respect of Ordinary Shares.

SECTION 4.0 - APPLICABILITY

Only those Employees, Consultants, Directors and Non-Employee Directors who held awards in respect of Ordinary Shares that were assumed by the Company in accordance with the Transaction Agreement shall have any rights in respect of any Award under this Plan from and after the Acquisition Effective Time.

SECTION 5.0 - ADMINISTRATION

5.1                               Committee

The Committee shall administer the Plan in accordance with its terms, provided that the Board may act in lieu of the Committee on any matter, subject to Applicable Law.  Subject to the general purposes, terms and conditions of the Plan, the Committee will have full power to implement and carry out the Plan.

Without limiting the generality of any other provision of the Plan, except to the extent that so doing would impair the contractual rights afforded under any Award Agreement, any rules adopted or other determinations made by the Compensation Committee of King prior to the Acquisition Effective Time shall no longer apply with respect to Awards from and after the Acquisition Effective Time.

5.2                               Authority of Committee

The Committee will have the authority to:

5.2.1                               construe and interpret the Plan, any Award Agreement and any other agreement or document executed pursuant to the Plan, and in the event of any dispute or disagreement as to the interpretation of any of the same, or as to any question or right arising from or related to the Plan, the decision of the Committee shall be final and binding upon all persons;

5.2.2                               prescribe, amend and rescind rules and regulations relating to the Plan or any Award;

5.2.3                               determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award, except to the extent that so doing would impair the contractual rights afforded under any Award Agreement. Such terms and conditions include, but are not limited to, the Exercise Price or Purchase Price, if any, the time or times when the Award may vest and/or be exercised (which may be based on performance criteria) and/or settled, any vesting acceleration or waiver of forfeiture or transfer or other restrictions, the method to satisfy tax withholding obligations or any other tax or other liability legally due or agreed to be recovered from the Participant and any restriction or limitation regarding the Award or the Shares subject thereto, based in each case on such factors as the Committee will determine;

5.2.4                               determine the Fair Market Value in good faith and interpret the applicable provisions of the Plan and the definition of Fair Market Value in connection with circumstances that impact the Fair Market Value, if necessary;

5.2.5                               grant waivers of Plan or Award conditions;

5.2.6                               accelerate the time or times at which an Award may be exercised or the time or times at which an Award or any part thereof will vest, notwithstanding the provisions in the Award Agreement setting out the time or times at which it may be exercised or will vest;

5.2.7                               correct any defect, supply any omission or reconcile any inconsistency in or among the Plan, any Award and/or any Award Agreement;

5.2.8                               determine whether to institute any Award Transfer Program and the terms and conditions of such program;

5.2.9                               reduce or waive any criteria with respect to Performance Factors;

5.2.10                        adjust Performance Factors to take into account changes in law, accounting or tax rules as the Committee deems necessary or appropriate to reflect the impact of extraordinary or unusual items, events or circumstances to avoid windfalls or hardships, provided that such adjustments are consistent with the regulations promulgated under Section 162(m) of the Code with respect to persons whose compensation is subject to Section 162(m) of the Code;

5.2.11                        adopt rules and/or procedures (including the adoption of any subplan under the Plan) relating to the operation and administration of the Plan to accommodate requirements of local law and procedures;

5.2.12                        engage professional advisors and/or experts to advise on any matter that arises under the Plan;

5.2.13                        make all other determinations necessary or advisable for the administration of the Plan; and

5.2.14                        delegate any of the foregoing, or any discretion reserved to the Committee under the Plan, with respect to some or all Awards, eligible individuals and/or Participants, to a subcommittee consisting of one or more executive officers pursuant to a specific delegation, as permitted by Applicable Law.

5.3                               Committee Discretion and Disputes

5.3.1                               Any determination made by the Committee with respect to any Award shall be made in its sole discretion at the time of grant of the Award or, unless in contravention of any express term of the Plan or Award, at any later time, and such determination shall be final and binding on the Company and all persons having an interest in the Award.  The Committee’s exercise of any discretionary authority shall not obligate it to exercise such authority in a like manner thereafter.

5.3.2                               Any dispute regarding the interpretation of the Plan or any Award Agreement shall be submitted by the Participant or Company to the

Committee for review.  The resolution of such a dispute by the Committee shall be final and binding on the Company and the Participant.  The Committee may delegate to one or more executive officers the authority to review and resolve disputes with respect to Awards, and such resolution shall be final and binding on the Company and the Participant(s) involved, in the same manner and to the same extent as if the action had been taken by the Committee.

5.4                               Delivery of Documentation

The Award Agreement for a given Award, the Plan and any other documents relating to the Plan or an Award may be delivered to, and accepted by, a Participant or any other person in any manner (including electronic distribution or posting, including through any automated system, such as an interactive website or interactive voice response operated by King, the Company or any third party on their behalf) that meets the requirements of Applicable Law.

5.5                               Award Recipients in Various Countries

Notwithstanding any provision of the Plan to the contrary, in order to comply with the Applicable Law of any country in which individuals who are eligible for Awards or Participants are resident, the Committee, in its sole discretion, shall have the power and authority to:

5.5.1                               determine which Subsidiaries shall be covered by the Plan;

5.5.2                               modify the terms and conditions of any Award granted to individuals in any jurisdiction to comply with applicable local laws;

5.5.3                               establish subplans and modify exercise procedures and other terms and procedures, to the extent the Committee determines such actions to be necessary or advisable (and such subplans and/or modifications shall be attached to this Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the Share limitations contained in Section 2; and

5.5.4                               take any action, before or after an Award is granted, that the Committee determines to be necessary or advisable to obtain approval or comply with any local governmental regulatory exemptions or approvals.  Notwithstanding the foregoing, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act or any other applicable United States securities law.

5.6                               Section 162(m) of the Code

When necessary or desirable for an Award to qualify as “performance-based compensation” under Section 162(m) of the Code the Committee shall include at least two persons who are “outside directors” (as defined under Section 162(m) of the Code) and at least two (or a majority if more than two then serve on the Committee) such “outside directors” shall approve the grant of such Award and timely determine (as applicable) the Performance Period and any Performance Factors upon which vesting or settlement of any portion of such Award is to be subject.  When required by Section 162(m) of the Code, prior to settlement of any such Award at least two (or a majority if more than two then serve on the Committee) such “outside directors” then serving on the Committee shall determine and certify in writing the extent to which such Performance Factors have been timely achieved and the extent to which the Award has been earned or has vested or become exercisable or the Shares subject to such Award have thereby been earned or vested.  With respect to Participants whose compensation is subject to Section 162(m) of the Code, and provided that such adjustments are consistent with the regulations promulgated under Section 162(m) of the Code, the Committee may adjust the performance goals to account for changes in law and accounting and to make such adjustments as the Committee deems necessary or appropriate to reflect the impact of extraordinary or unusual items, events or circumstances to avoid windfalls or hardships, including without limitation, (a) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (b) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (c) a change in accounting standards required by generally accepted accounting principles.

SECTION 6.0 - OPTIONS

6.1                               General

An Option is the right to subscribe for up to a specified number of Shares, subject to such conditions as may be determined by the Committee in accordance with the Plan.  The Committee may grant Options to Employees, Consultants and Directors (including Non-Employee Directors) and will determine the number of Shares subject to the Option, the Exercise Price, the period or periods during which the Option may be exercised, and all other terms and conditions of the Option, subject to the following terms of this section.

6.2                               Exercise Price

The Exercise Price of an Option will be determined by the Committee when the Option is granted provided that the Exercise Price will be not less than one hundred per cent (100%) of the Fair Market Value of a Share on the date of grant of the Option and in no event will be less than the nominal value of a Share.  Payment of the Exercise Price shall be made in accordance with Section 14, the Award Agreement and any procedures established by the Company.

6.3                               Performance Factors

Exercisability of an Option may be, but need not be, conditional upon satisfaction of such Performance Factors during any Performance Period as are determined by the Committee and set out in the Award Agreement.  If exercisability of the Option is conditional upon the satisfaction of Performance Factors, then the Committee will: (a) determine the nature, length and starting date of any Performance Period for the Option; and (b) select from among the Performance Factors to be used to measure the performance.  Performance Periods may overlap and Participants may participate simultaneously with respect to Options that are subject to different performance goals and other criteria.

6.4                               Exercise Period

Subject to the conditions regarding exercise set forth in the Award Agreement governing an Option, the Option may be exercised for all, or from time to time any part, of the Shares for which it is then exercisable; provided, however, that (a) no Option will be exercisable after the expiration of ten (10) years from the date the Option is granted, and (b) no Option may be exercised at a time when such exercise and/or the issuance of Shares pursuant to such exercise would be in breach of the Insider Trading Policy or Applicable Law.  The Committee also may provide for Options to become exercisable at one time or from time to time, periodically or otherwise, in such number of Shares or percentage of Shares as the Committee determines.

6.5                               Method of Exercise

An Option will be deemed exercised when the Company receives: (a) a notice of exercise (in such form as the Committee may specify from time to time) from the person entitled to exercise the Option, and (b) full payment of the Exercise Price for the Shares with respect to which the Option is exercised.  Shares issued upon exercise of an Option will be issued in the name of the Participant.  Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder will exist with respect to the Shares, notwithstanding the exercise of the Option.  The Company will issue (or cause to be issued) such Shares as soon as reasonably practicable after the Option is exercised.

6.6                               Termination of Service

If the Participant’s Service terminates for any reason except for Cause or the Participant’s death, Disability or retirement, then each Option held by the Participant shall lapse on the date of such termination of Service to the extent such Option is not exercisable by the Participant on such date, unless the Committee determines otherwise.  The Participant may exercise each Option, to the extent the Option is exercisable by the Participant on the date his Service terminates, within the period of three (3) months after the date the Participant’s Service terminates, but in any event no later than the expiration date of the Option, and the Option shall lapse upon the expiration of such period.

6.6.1                               Death

If the Participant’s Service terminates because of the Participant’s death (or the Participant dies within three (3) months after his Service terminates other than for Cause or because of his Disability or retirement), then each Option held by the Participant shall lapse on the date of such termination of Service to the extent such Option is not exercisable on such date, unless the Committee determines otherwise.  Each Option, to the extent exercisable on the date the Participant’s Service terminates, may be exercised by the Participant’s estate or person who acquired the right to exercise the Option by bequest or inheritance within the period of twelve (12) months after the date the Participant’s Service terminates, but in any event no later than the expiration date of the Option, and the Option shall lapse upon the expiration of such period.

6.6.2                               Disability

If the Participant’s Service terminates because of the Participant’s Disability, then each Option held by the Participant shall lapse on the date of such termination of Service to the extent such Option is not exercisable on such date, unless the Committee determines otherwise.  The Participant may exercise each Option, to the extent the Option is exercisable by the Participant on the date the Participant’s Service terminates, within the period of twelve (12) months after the date the Participant’s Service terminates, but in any event no later than the expiration date of the Option, and the Option shall lapse upon the expiration of such period.

6.6.3                               Retirement

If the Participant’s Service terminates because of the Participant’s retirement in accordance with his contract of Service, then each Option held by the Participant shall lapse on the date of such termination of Service to the extent such Option is not exercisable on such date, unless the Committee determines otherwise.  The Participant may exercise each Option, to the extent the Option is exercisable by the Participant on the date the Participant’s Service terminates, within the period of twelve (12) months after the date the Participant’s Service terminates, but in any event no later than the expiration date of the Option, and the Option shall lapse upon the expiration of such period.

6.6.4                               Cause

If the Participant’s Service is terminated for Cause, then, unless the Committee determines otherwise, the Participant’s Options shall lapse on such Participant’s date of termination of Service or, if earlier, upon the service of notice of termination of the Participant’s Service, but in any event no later than the expiration date of the Option.  Unless otherwise provided in the Award Agreement, Cause shall have the meaning set forth in Section 25.

6.6.5                               Committee Discretion

Notwithstanding any other provision of this Section 6.6, the Committee shall have discretion to determine, at the time of grant of an Option or at any time thereafter, where it considers that it is necessary or appropriate, that an Option shall remain exercisable for a period after the termination of a Participant’s Service that is less than or greater than the period specified in this Section 6.6, but in no event later than the expiration date of the Option.

6.7                               Limitations on Exercise

The Committee may specify a minimum number of Shares that may be purchased on any exercise of an Option, provided that such minimum number will not prevent any Participant from exercising an Option for the full number of Shares for which it is then exercisable.  An Option may not be exercised for a fraction of a Share.

6.8                               Modification, Extension or Renewal

The Committee may modify or amend the terms of, extend or renew outstanding Options and/or authorize the grant of new Options in substitution therefor, provided that any such action may not, without the written consent of a

Participant, impair any of such Participant’s rights under any Option previously granted.

6.9                               Extension of Option Term where Exercise Is Prohibited

If the exercise of an Option, the issuance of Shares pursuant to the exercise of an Option, or the immediate sale of such Shares during the post-termination exercise period permitted under Section 6.6 would be in violation of the Insider Trading Policy or Applicable Law, then the period for exercise of the Option shall be extended such that the Option shall lapse on the earlier of (i) the expiration of a total period (that need not be consecutive) equal to the applicable post-termination exercise period under Section 6.6 during which such exercise or issuance or sale would not be in such violation, or (ii) the expiration date of the Option as set forth in the Award Agreement.

6.10                        Potential Termination for Cause

The exercise of an Option shall not be permitted during any period in which the Participant is subject to an investigation or disciplinary process which, in the Committee’s opinion, could result in a termination for Cause.

SECTION 7.0 - STOCK APPRECIATION RIGHTS

7.1                               General

A Stock Appreciation Right (“SAR”) is an award to an eligible Employee, Consultant, or Director (including a Non-Employee Director) in respect of a specified number of Shares that may be settled, in the discretion of the Committee, in cash or Shares.

7.2                               Terms of SARs

The Committee will determine the terms of each SAR including, without limitation: (a) the number of Shares subject to the SAR; (b) the Exercise Price and the time or times during which the SAR may be exercised; (c) the consideration to be distributed on settlement of the SAR and the time or times when the SAR will be settled; and (d) the effect of the Participant’s termination of Service on the SAR.  The Exercise Price of the SAR will be determined by the Committee when the SAR is granted, and may not be less than the Fair Market Value on the date of grant.  Exercise of a SAR may, but need not be, conditional upon satisfaction of such Performance Factors during any Performance Period as are determined by the Committee and set out in the individual Award Agreement.  If exercise of the SAR is subject to the satisfaction of Performance Factors, then the Committee will: (x) determine the nature, length and starting date of any Performance Period; and (y) select from among the Performance Factors to be used to measure the performance.  Performance Periods may overlap and Participants may participate simultaneously with respect to SARs that are subject to different Performance Factors and other criteria.

7.3                               Exercise Period and Expiration Date

A SAR will be exercisable at the time(s) or during the period(s) or upon the occurrence of events determined by the Committee and set forth in the Award Agreement.  The Award Agreement shall set forth the expiration date; provided that no SAR will be exercisable after the expiration of ten (10) years from the date the SAR is granted.  The Committee may also provide for SARs to become exercisable at one time or from time to time, periodically or otherwise (including, without limitation, upon the attainment during a Performance Period of performance goals based on Performance Factors), in such number of Shares or percentage of the Shares subject to the SAR as the Committee determines.

7.4                               Form and Timing of Settlement

Upon exercise of a SAR, the Participant will be entitled to receive payment from the Company in the amount equal to the product of (a) the excess of the Fair Market Value on the date of exercise over the Exercise Price of the SAR and (b) the number of Shares with respect to which the SAR is exercised.  At the discretion of the Committee, the payment from the Company for the SAR exercise may be in cash, in Shares of equivalent value (subject to payment by the Participant in cash of the nominal value of any newly issued Shares), or in some combination thereof.  The portion of a SAR being settled may be paid currently or on a deferred basis with such interest or Dividend Equivalent, if any, as the Committee determines, provided that the terms of the SAR and any deferral satisfy the requirements of Section 409A of the Code, if applicable.

7.5                               Termination of Service

Vesting of a SAR ceases on the date the Participant’s Service terminates.  Unless otherwise stated in the Award Agreement, the provisions of Sections 6.6 to 6.10 will also apply to SARs, as they apply to Options.

SECTION 8.0 - RESTRICTED SHARE AWARDS

8.1                               General

A Restricted Share Award is an offer by the Company to issue or procure the transfer to an eligible Employee, Consultant or Director (including a Non-Employee Director) of Shares that are subject to restrictions, including restrictions on transfer, (“Restricted Shares”).  The Committee will determine to whom such an offer will be made, the number of Restricted Shares a Participant may acquire, the Purchase Price, the restrictions to which the Shares will be subject and all other terms and conditions of the Restricted Share Award, subject to the Plan.  “Vesting” for purposes of this Section 8.0 shall mean the restrictions applicable to Restricted Shares lapsing in accordance with the Award Agreement and “vested” shall be construed accordingly.

8.2                               Restricted Share Award Agreement

All purchases under a Restricted Share Award will be evidenced by an Award Agreement.

8.3                               Purchase Price

The Purchase Price for a Restricted Share Award will be determined by the Committee and may be less than the Fair Market Value of the Restricted Shares on the date the Restricted Share Award is granted, provided that if the Restricted Shares are newly issued Shares, it shall be no less than the nominal value of the Restricted Shares.  Payment of the Purchase Price must be made in accordance with Section 14, the Award Agreement and any procedures established by the Company.

8.4                               Terms of Restricted Share Awards

Restricted Shares will be subject to such transfer and/or other restrictions as the Committee may impose and/or are required by Applicable Law.  Lapse of restrictions may be based on completion by the Participant of a specified period or periods of Service and/or upon satisfaction of Performance Factors during any Performance Period, as set out in the Award Agreement and/or such other conditions as may be determined by the Committee.  Prior to the grant of a Restricted Share Award, the Committee shall: (a) determine the nature, length and starting date of any Performance Period for the Restricted Share Award; (b) select from among the Performance Factors to be used to measure performance goals, if any; (c) determine the number of Restricted Shares that will cease to be subject to the applicable restrictions and thereby vest and the date(s) on which such vesting will occur; and (d) determine the treatment of Restricted Shares that do not vest pursuant to the Restricted Share Award, which may include forfeiture or compulsorily transfer by the Participant upon such terms and conditions as the Committee may determine, and the consideration (if any) payable to the Participant for such Restricted Shares.  Performance Periods may overlap and a Participant may participate simultaneously with respect to Restricted Share Awards that are subject to different Performance Periods and having different performance goals and other criteria.

8.5                               Termination of Service

Except as may be set forth in the Participant’s Award Agreement, vesting ceases on the date the Participant’s Service terminates (unless determined otherwise by the Committee).

8.6                               Issuance or Delivery of Restricted Shares

The Company shall issue share certificates that evidence Restricted Shares pending the lapse of the applicable restrictions, and that bear a legend making appropriate reference to such restrictions.  To enforce any restrictions on a Participant’s Restricted Shares, the Committee may require the Participant to deposit all certificates representing the Restricted Shares, together with stock powers or other instruments of transfer approved by the Committee, appropriately endorsed in blank, with the Company or an agent designated by the Company to hold in escrow until such restrictions have lapsed or terminated, and the Committee may cause a legend or legends referencing such restrictions to be placed on the certificates.

8.7                               Release of Shares upon Vesting

As soon as practicable after vesting of a Participant’s Restricted Shares, subject to the Participant’s satisfaction of applicable tax and other withholding requirements, the Company shall release or procure the release to the Participant, free from the applicable restrictions, of his vested Shares, unless the Award Agreement provides otherwise, and deliver the share certificates.

SECTION 9.0 - RESTRICTED STOCK UNIT (RSU) AWARDS

9.1                               General

A Restricted Stock Unit (“RSU”) Award is an award to an eligible Employee, Consultant or Director (including a Non-Employee Director) covering a specified maximum number of RSUs.

9.2                               Terms of RSU Awards

The Committee will determine the terms of an RSU Award including, without limitation: (a) the number of RSUs subject to the RSU Award; (b) the time or times when the RSUs will vest, and be settled, (c) the Purchase Price, if any, payable under the RSU Award; (d) the consideration to be distributed on settlement; and (e) the effect of the Participant’s termination of Service on the RSU Award.  Vesting of RSUs may be subject to completion by the Participant of a specified period of Service or the satisfaction of such performance goals based on Performance Factors during any Performance Period as are set out in the Participant’s Award Agreement.  If vesting of RSUs is conditional upon satisfaction of Performance Factors, then the Committee will: (x) determine the nature, length and starting date of any Performance Period for the RSU Award; and (y) select from among the Performance Factors to be used to measure the performance.  Performance Periods may overlap and Participants may participate simultaneously with respect to RSU Awards that are subject to different Performance Periods and different performance goals and other criteria.

9.3                               Purchase Price

The Committee may determine the Purchase Price, if any, applicable to the RSU Award, provided always that if the Shares to be issued in settlement of RSUs are newly issued Shares, a Purchase Price of no less than the nominal value of the Shares shall be paid by the Participant.  Payment of any Purchase Price must be made in accordance with Section 14 of the Plan, the Award Agreement and any procedures established by the Company.

9.4                               Form and Timing of Settlement

Settlement of vested RSUs shall be made as soon as practicable after the vesting date(s) determined by the Committee and set forth in the Award Agreement.  The Committee, in its sole discretion, may settle vested RSUs in cash, Shares, or a combination of both.  The Committee may also permit a Participant to defer settlement under an RSU Award to a date or dates after the RSUs vest provided that the terms of the RSU Award and any deferral satisfy the requirements of Section 409A of the Code, if applicable.

9.5                               Termination of Service

Except as may be set forth in the Award Agreement, vesting of RSUs shall cease on the date the Participant’s Service terminates (unless determined otherwise by the Committee) and the RSU Award shall lapse on such date, to the extent the RSUs have not vested.

SECTION 10.0 - UNRESTRICTED STOCK UNIT AWARDS

The Committee may grant Awards covering a specified number of Unrestricted Stock Units.  Each Unrestricted Stock Unit shall entitle the Participant to receive a Share which shall be free of all restrictions and vested in full upon the date of grant or such other date as the Committee may determine or which the Committee may issue pursuant to any program under which one or more Employees, Consultants or Directors elect to pay for such Shares or to receive unrestricted Shares in lieu of cash bonuses that would otherwise be paid.  The Committee shall determine the Purchase Price, if any, payable for Shares pursuant to an Unrestricted Stock Unit Award, which price may be less than the Fair Market Value of the Shares provided always that where such Shares are newly issued Shares, the Participant shall pay the nominal value of such Shares.  Payment of any Purchase Price must be made in accordance with Section 14 of the Plan, the Award Agreement and any procedures established by the Company.

SECTION 11.0 - PERFORMANCE AWARDS

11.1                        General

A Performance Award is an award to an eligible Employee, Consultant or Director (including a Non-Employee Director) of (a) a cash bonus, or (b) an award denominated in Shares (“Performance Shares”) that may be settled, in the discretion of the Committee, in cash, or by issuance or transfer of those Shares (which may consist of Restricted Shares).  Grants of Performance Awards shall be made pursuant to an Award Agreement.

11.2                        Terms of Performance Awards

The Committee will determine, and each Award Agreement shall set forth, the terms of each Performance Award including, without limitation: (a) the number of Performance Shares; (b) the Performance Factors and Performance Period that shall determine the time and extent to which each Performance Award shall be settled; (c) the consideration to be distributed on settlement of an Award of Performance Shares; and (d) the effect of the Participant’s termination of Service on the Performance Award.  In establishing Performance Factors and the Performance Period the Committee will: (x) determine the nature, length and starting date of any Performance Period; and (y) select from among the Performance Factors to be used.  Prior to settlement the Committee shall determine the extent to which Performance Awards have been earned.  Performance Periods may overlap and Participants may participate simultaneously with respect to Performance Awards that are subject to different Performance Periods and different performance goals and other criteria.

11.3                        Value, Earning and Timing of Performance Shares

Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.  After the applicable Performance Period has ended, the holder of Performance Shares will be entitled to receive a payout of the number of Performance Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the relevant Performance Factors or other vesting conditions have been achieved.  The Committee, in its sole discretion, may pay earned Performance Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the number of earned Performance Shares at the close of the applicable Performance Period, and subject to payment by the Participant of the nominal value of any newly issued Shares) or in a combination thereof.

11.4                        Termination of Service

Except as may be set forth in the Participant’s Award Agreement, vesting ceases on the date Participant’s Service terminates (unless determined otherwise by the Committee) and the Performance Award lapses to the extent not vested.

SECTION 12.0 - AWARDS TO NON-EMPLOYEE DIRECTORS

12.1                        General

Prior to the Acquisition Effective Time, Non-Employee Directors were eligible to receive any type of Award offered under the Plan.

12.2                        Annual Individual Limit

Prior to the Acquisition Effective Time, in no event could the aggregate number of Shares subject to all Awards granted to a Non-Employee Director in any calendar year exceed 1,250,000 Ordinary Shares.

SECTION 13.0 - DIVIDEND EQUIVALENTS

13.1                        Option and SARs

No Dividend Equivalents shall be payable with respect to Options or SARs.

13.2                        Other Awards

To the extent provided under the terms of any Award Agreement in effect immediately prior to the Acquisition Effective Time, the corresponding Award

(other than an Option or a SAR) shall have the right to receive Dividend Equivalents.  Such Dividend Equivalents shall be calculated based on dividends declared on the Shares to be credited as of dividend payment dates during the period between the date the Award is granted and the date such Award vests or is settled, as determined by the Committee.  Such Dividend Equivalents shall be converted to cash and/or Shares by such formula and at such time and subject to such limitations as may be determined by the Committee.  Dividend Equivalents granted in respect of an Award that is subject to vesting conditions that are based on dividends paid prior to the vesting of such Award shall only be paid out to the Participant if and to the extent the vesting conditions are subsequently satisfied and the Award vests.

SECTION 14.0 - PAYMENT FOR SHARES

14.1                        General

Payment by a Participant for Shares issued or transferred pursuant to the Plan may be made, to the extent permitted by Applicable Law and as determined by the Committee in its sole discretion, by any or any combination of the methods of payment set forth below.  The Committee shall have authority to grant Awards that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Awards that require the consent of the Company to utilize a particular method of payment.

14.2                        Payment Methods

The permitted methods of payment are as follows:

14.2.1                        cash, cheque, wire transfer, bank draft or money order payable to the Company;

14.2.2                        by consideration received by the Company pursuant to a broker-assisted or other form of cashless exercise program implemented by the Company in connection with the Plan;

14.2.3                        by surrender to the Company of shares of the Company already owned by the Participant or Shares subject to the Award being settled that have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price or Purchase Price of the Shares as to which the Award will be exercised or settled;

14.2.4                        by deduction from salary or other remuneration payable to the Participant, if permitted by Applicable Law; or

14.2.5                        by any other method of payment as is permitted by Applicable Law and acceptable to the Committee, including through the net settlement of any Option.

SECTION 15.0 - TAXES

15.1                        Withholding/Deduction Generally

It shall be a condition of the grant, exercise, vesting, cancellation or surrender of an Award, the issuance or delivery of Shares to a Participant pursuant to an Award, and any other action in relation to an Award that the Participant shall make such arrangements as the Company, King or any Associated Company or the Employee Benefit Trust or the acquirer in any Corporate Transaction or any other party affiliated to or associated with the Company may require for the satisfaction of all and any applicable taxes, social security or insurance contributions and other duties and imposts for which such entity or party is liable to account in any jurisdiction and the Company shall not effect or permit the grant, exercise, vesting, cancellation or other action in relation to an Award, or the issuance or delivery of Shares to the Participant, until it is satisfied that all such obligations are or will be satisfied.  Whenever a payment in satisfaction of an Award is to be made in cash, such payment will be net of an amount determined by the Company, King or the Associated Company employing or engaging the Participant, sufficient to satisfy all applicable tax requirements and any other liability legally due from the Participant.

15.2                        Transfer of Employer Liability to Employee

To the extent permitted by, and in accordance with, Applicable Law, the Committee may determine in respect of any Award that liability for employer taxes, social security or insurance contributions or other imposts shall be transferred to or borne by the Participant.  In the event of such determination, the terms and conditions for same shall be set out in the Award Agreement.

15.3                        Share Withholding

The Committee in its sole discretion and pursuant to such procedures as it may specify from time to time and subject to Applicable Law, may require or permit a Participant to satisfy any tax or other liability due from the Participant as described in Section 15.1, or transferred to or borne by the Participant pursuant to a determination made under Section 15.2, in whole or in part by (without limitation); (a) paying cash, (b) directing the Company to withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the amount required to satisfy the liability, (c) delivering to the Company already-owned

Shares having a Fair Market Value equal to the amount required to satisfy the liability, or (d) withholding the amount required to satisfy the liability from the proceeds of the sale of otherwise deliverable Shares acquired pursuant to an Award either through a voluntary sale or through a mandatory sale arranged by the Company.  The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date the tax or other liability arises, unless otherwise determined by the Committee.

SECTION 16.0 - TRANSFERABILITY

16.1                        No Transfer Generally

Unless determined otherwise by the Committee or pursuant to Section 16.2, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner, other than by will or by the laws of descent or distribution, and an Award shall lapse to the extent it is purported to be sold, pledged, assigned, hypothecated, transferred or otherwise disposed of.  All Awards shall be exercisable: (a) during the Participant’s lifetime only by (i) the Participant, or (ii) the Participant’s guardian or legal representative; (b) after the Participant’s death, by the Participant’s estate or the person who acquired the right to the Award by bequest or inheritance, and (c) if the Committee has made the Award transferable pursuant to Section 16.2, by the transferee.

16.2                        Award Transfer Program

Notwithstanding any contrary provision of the Plan, the Committee shall have the discretion and authority to determine and implement the terms and conditions of any Award Transfer Program instituted pursuant to this Section 16 including, without limitation, to make Awards transferable by instrument to a financial institution or other person approved by the Committee, including an inter vivos or testamentary trust in which the Awards are to be passed to beneficiaries upon the death of the trustor (settlor), or by gift or by domestic relations order to a Permitted Transferee.  The Committee shall have the authority to amend the terms of any Award participating, or otherwise eligible to participate in, the Award Transfer Program, including (but not limited to) the authority to (a) amend (including to extend) the expiration date, post-termination exercise period and/or restrictions on transfer, forfeiture or compulsory transfer conditions of any such Award, (b) amend or remove any provision of the Award relating to the Participant’s continued Service, (c) amend the permissible payment methods with respect to the exercise or settlement of any such Award, (d) amend the adjustments to be implemented in the event of changes in the Company’s capitalization and other similar events with respect to such Award, and (e) include such additional terms and conditions and make such other changes to the terms of such Award or require the transferee to enter into a new Award Agreement as the Committee deems necessary or appropriate in its sole discretion.

SECTION 17.0 - SHARE OWNERSHIP

17.1                        Privileges of Share Ownership

No Participant will have any of the rights of a shareholder with respect to any Shares subject to or comprised in an Award until the Shares are issued or transferred to the Participant, except for any Dividend Equivalents provided in respect of the Award.  After Shares are issued or transferred to the Participant, the Participant will be a shareholder and have all the rights of a shareholder with respect to such Shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such Shares; provided, that if such Shares are Restricted Shares, then any new, additional or different securities the Participant may become entitled to receive with respect to such Shares by virtue of a share dividend, share split or any other change in the corporate or capital structure of the Company will be subject to the same restrictions as the Restricted Shares; provided, further, that the Participant will have no right to retain such share dividends or share distributions with respect to Restricted Shares that do not vest and are compulsorily transferred or forfeited by the Participant in accordance with the Award Agreement.

17.2                        Certificates

All Shares or other securities, whether or not certificated, delivered under the Plan will be subject to such share transfer orders, legends and other restrictions as the Committee may deem necessary or advisable, including restrictions under any Applicable Law.

SECTION 18.0 - RESERVED

SECTION 19.0 - SECURITIES LAW AND OTHER COMPLIANCE

19.1                        Compliance with Applicable Laws

An Award will not be effective unless such Award is in compliance with all Applicable Laws, as they are in effect on the date of grant of the Award and also on the date of exercise, vesting or settlement.  Notwithstanding any other provision of the Plan, the Company will have no obligation to issue or transfer or deliver certificates for Shares under the Plan prior to: (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and/or (b) completion of any registration or other qualification of such Shares under any law or ruling of any governmental body that the Company determines to be necessary or advisable.  Except as otherwise required under the Transaction Agreement, the Company will be under no obligation to register the Shares with the SEC or to effect compliance with the registration, qualification or listing requirements of any securities laws, exchange control laws, stock exchange or automated quotation system, and the Company will have no liability for any inability or failure to do so.

19.2                        Insider Trading Policy

Each Participant shall comply with any policy adopted by the Company from time to time governing transactions in the Company’s securities by employees, officers and/or directors of the Company, King and any Associated Company.

19.3                        Malus and Clawback Policy

All Awards shall be subject to clawback pursuant to any compensation clawback or recoupment policy adopted by the Board (or a duly appointed committee thereof) or required by Applicable Law during the term of the Participant’s Service that is applicable to executive officers, employees, directors and/or other service providers of or to the Company, King or any Associated Company.  In addition to any other remedies available under Applicable Law, such policy may require, if so determined by the Committee in its sole discretion, the cancellation or forfeiture of outstanding Awards, in full or in part, (whether or not vested), a reduction in the number of Shares subject to an Award that would vest and/or become exercisable in accordance with the terms of the Award Agreement and/or the recoupment by the Company, King or any Associated Company of any economic benefit already realized by a Participant with respect to an Award or Shares delivered pursuant to an Award, if the Participant engages or has engaged in activity that is inimical, contrary or harmful to the interests of the Company, King or any Associated Company, as described in such policy.

19.4                        Data Protection

As a condition of the grant of an Award, the Participant consents to the collection, retention, use, processing and transfer of his Personal Data by the Company, King, any Associated Company, the trustees of the Employee Benefit Trust, any administrator of the Plan, the Company’s registrars, transfer agent, brokers and other agents (whether between themselves or to any third party and including transfer to countries outside the European Economic Area) for the purposes of implementing and operating the Plan.

SECTION 20.0 - EMPLOYMENT RELATIONSHIP

20.1                        No Obligation to Employ/ Right to Compensation

20.1.1                        Nothing in the Plan or any Award will confer or be deemed to confer on any Participant any right to continue in the Service of, or to continue any other relationship with, the Company, King or any Associated Company or limit in any way the right of the Company, King or any Associated Company to terminate the Participant’s employment or other relationship with the Company, King or any Associated Company at any time.

20.1.2                        All Awards shall be granted entirely at the discretion of the Committee.  Unless expressly so provided in his contract of employment or engagement, no individual employed or engaged by the Company, King or any Associated Company has the right to receive an Award or shall have any claim against the Company, King or any Associated Company arising out of his not being admitted to participation in the Plan.  The grant of an Award to a Participant shall not entitle him to receive any subsequent Awards.

20.1.3                        Neither the Plan nor an Award shall form part of any contract of employment or engagement between the Company, King or any Associated Company and any Participant.

20.1.4                        A Participant is not entitled to the exercise in his favour of any discretion exercisable by the Committee, the Company, King or any Associated Company under the Plan.

20.1.5                        The Plan, or any Award made to a Participant or the loss of any right or entitlement to or under such Award on termination of the Participant’s Service, for any reason, shall not give to a Participant any right to continued Service or any additional right to compensation or damages in consequence of the termination of his Service, whether for wrongful dismissal or otherwise.

20.1.6                        The benefit to a Participant of participation in the Plan (including, in particular but not by way of limitation, any Award held by him) shall not count as his remuneration for any purpose and shall not count as part of his pensionable salary for the purpose of any employer contribution to any pension plan operated by the Company, King or any Associated Company.

20.2                        No Obligation to Notify or Minimize Taxes

The Company, King and any Associated Company shall have no duty or obligation to any Participant to advise him as to the time or manner of exercising an Award.  Furthermore, the Company, King and any Associated Company shall have no duty or obligation to warn or otherwise advise any Participant of a pending termination or lapse or expiration of an Award or a possible period in which the Award may not be exercised.  The Company, King and any Associated Company shall have no duty or obligation to minimize the tax consequences of an Award to a Participant.

SECTION 21.0 - CORPORATE TRANSACTION

21.1                        Treatment of Awards

21.1.1                        Notwithstanding any other provision of the Plan, in the event that a Corporate Transaction occurs or will occur, the Committee may determine that any one or more of the following actions will be taken with respect to each outstanding Award, without the consent of a Participant (save as required by Applicable Law), contingent upon the Corporate Transaction becoming effective in accordance with its terms:

(a)                                 Options, to the extent not fully exercisable, shall become exercisable in full or in part;

(b)                                 SARs, to the extent not fully exercisable, shall become exercisable in full or in part and be settled;

(c)                                  RSUs to the extent not vested and/or settled in full, shall become vested in full or in part and be settled;

(d)                                 Unrestricted Stock Units, to the extent not settled, shall be settled;

(e)                                  Performance Awards shall be settled in full or in part;

(f)                                   if exercise or vesting or settlement of an Award is conditional upon the satisfaction of Performance Factors, waive such Performance Factors in full or in part or measure the performance as of the date of the Corporate Transaction or a date prior thereto and/or pro-rate the number of Shares that become exercisable or vested or eligible for settlement based on the period of the Performance Period completed up to the date of the Corporate Transaction or such other measurement date;

(g)                                  cancel, without payment to the Participant of consideration, any Award pursuant to which Shares have not been issued or delivered if the Exercise Price or Purchase Price under the Award is equal to or greater than the value of the consideration payable for a Share in the Corporate Transaction;

(h)                                 cancel any Award pursuant to which Shares have not been issued in exchange for one or more payments from the Company or acquiring entity or its parent company, in cash and/or securities and/or other consideration, equivalent in value per Share, as determined by the  Committee, to the amount by which value of the consideration payable for a Share in the Corporate Transaction exceeds the Exercise Price or Purchase Price under the Award and on such terms as the Committee determines, subject to deduction of applicable taxes and other required deductions;

(i)                                     give Participants an opportunity to exercise any Options and/or SARs within a specified period;

(j)                                    determine that any Award shall be assumed by the surviving corporation (or a parent or subsidiary of the surviving corporation or successor) or surrendered by the Participant and converted into or replaced with an equivalent award, as determined by the Committee, in respect of such corporation’s shares;

(k)                                 in the case of Shares held by a Participant under an Award that are subject to restrictions, determine that such Shares shall be exchanged for or replaced with substantially similar shares or other property of the surviving corporation (or a parent or subsidiary of the surviving corporation or successor) subject to restrictions no less favorable to the Participant that will substantially preserve the applicable terms of the Award; or

(l)                                     take any other action in relation to an Award that, in the sole discretion of the Committee, is equitable and substantially delivers or preserves the value of the Award having regard to the terms of the Award and the terms of the Corporate Transaction.

Any such accelerated vesting, exercise, cancellation, surrender, termination, lapse, settlement, assumption, exchange, replacement or conversion shall take place as of the date the Corporate Transaction becomes effective in accordance with its terms or such other date as the Committee determines.

21.1.2                        Notwithstanding the foregoing provisions, however, to the extent that any Award or the Shares subject thereto are not accelerated, cancelled, surrendered, terminated, settled, assumed, exchanged, replaced or converted, as appropriate, pursuant to Section 21.1.1, then (i) if such Award is an Option or SAR, the Committee shall notify the Participant that it may be exercised, to the extent exercisable, during a period of time specified by the Committee, and to the extent not so exercised shall lapse upon the Corporate Transaction becoming effective in accordance with its terms, and (ii) in the case of any other Award, the Award shall lapse upon the Corporate Transaction becoming effective in accordance with its terms.

21.1.3                        The Committee may specify how an Award will be treated in the event of a Corporate Transaction either when the Award is granted or at any time thereafter.

21.1.4                        The Committee need not take the same action or actions with respect to all Awards or portions thereof or with respect to all Participants.

21.1.5                        The Committee shall have full and final authority, which shall be exercised in its sole discretion, to determine conclusively whether a Corporate Transaction has occurred pursuant to the provisions of the Plan, the date the Corporate Transaction becomes effective and any incidental matters relating thereto.

21.2                        Involuntary Termination following Corporate Transaction

The Committee may provide at the time of grant of an Award or at any time thereafter that in the event the Award continues after the Corporate Transaction, whether pursuant to replacement, assumption, substitution, exchange or conversion pursuant to Section 21.1, and the Service of the Participant terminates by reason of an Involuntary Termination within eighteen (18) months after the Corporate Transaction, the Award (as so replaced, assumed, substituted, exchanged or converted), to the extent not exercisable or vested in full, shall become exercisable or vest in full or in part on the date of such termination of Service.  Unless otherwise determined by the Committee, Involuntary Termination shall have the meaning set out in Section 25.

SECTION 22.0 - DISSOLUTION OR LIQUIDATION

Except as otherwise provided in an Award Agreement, in the event of a dissolution or liquidation of the Company, other than one constituting a Corporate Transaction, all outstanding Awards shall terminate immediately prior to the completion of such dissolution or liquidation, and any Restricted Shares subject to the Company’s repurchase rights or subject to a forfeiture condition or compulsory transfer may be repurchased or reacquired by the Company or the Employee Benefit Trust on the terms set out in the Award Agreement; provided, however, that the Committee may, in its sole discretion, cause some or all Awards to become fully vested and exercisable (to the extent such Awards have not previously expired or terminated) and/or Restricted Shares to be no longer subject to repurchase or forfeiture or compulsory transfer or other restrictions, before the dissolution or liquidation is completed but contingent on its completion and on such conditions as the Committee determines.

SECTION 23.0 - TERM AND AMENDMENT OF PLAN

23.1                        Term of Plan

The Plan became effective on the Effective Date, was amended and restated in connection with the acquisition of King by the Company, effective as of the Acquisition Effective Time, and, unless earlier terminated as provided herein, will terminate on 5 March 2024.

23.2                        Amendment or Termination of the Plan

The Board may at any time suspend, terminate or amend the Plan in any respect, including, without limitation, amendment of any form of Award Agreement or instrument to be executed pursuant to the Plan; provided, however, that the Board will not, without the approval of the shareholders of the Company, amend the Plan in any manner that requires such shareholder approval, whether pursuant to the rules of any stock exchange on which the Company’s shares are listed for trading or any other Applicable Law.

No amendment, suspension or termination of the Plan shall, without the consent of the Participant, alter or impair any rights or obligations under any Award theretofore granted unless the Award itself otherwise expressly so provides.

SECTION 24.0 - OTHER PROVISIONS

24.1                        Governing Law

This Plan and all Awards shall be governed by and construed in accordance with the laws of England and Wales, except that the laws of the State of Delaware shall govern any questions that pertain to the Common Stock of the Company or whether the Company has engaged in a Corporate Transaction.

24.2                        Jurisdiction

The Courts of England and Wales shall have exclusive jurisdiction over all matters pertaining to Awards granted under the Plan.

24.3                        Non-Exclusivity of the Plan

Neither the assumption of this Plan by the Company, nor any provision of this Plan will be construed as creating any limitations on the power of the Committee or the Board to adopt such additional compensation arrangements as they may deem desirable, including, without limitation, the granting of share awards and bonuses otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

SECTION 25.0 - DEFINITIONS AND INTERPRETATION

25.1                        Definitions

As used in the Plan, and except as elsewhere defined herein, the following terms will have the following meanings:

25.1.1                        “Acquisition Effective Date” means 23 February 2016;

25.1.2                        “Acquisition Effective Time” means the time on the Acquisition Effective Date at which the transactions contemplated under the Transaction Agreement are consummated.

25.1.3                        “Applicable Law” means the laws of England and Wales, any legal requirement relating to the Plan, Awards and/or Shares under applicable U.S. federal law, the law of the State of Delaware and other state laws, the listing rules of NASDAQ or any other applicable stock exchange or automated quotation system rules or regulations, the Code, and the applicable laws, rules, regulations and requirements of any country or jurisdiction where Awards are or are to be granted, exercised, vest or be settled, as such laws, rules, regulations and requirements shall be in place from time to time;

25.1.4                        “Associated Company” means any Subsidiary of King or the Company;

25.1.5                        “Award” means any award granted under the Plan, including any Option, Stock Appreciation Right (SAR), Restricted Share Award, Restricted Stock Unit (RSU) Award, Unrestricted Stock Unit Award, Performance Award or Substitute Award;

25.1.6                        “Award Agreement” means, with respect to each Award, any written or electronic agreement between King or the Company and the Participant setting forth the terms and conditions of the Award, and any country-specific appendix thereto, which shall be in substantially a form (which need not be the same for each Participant) that the Committee has from time to time approved, and will comply with and be subject to the terms and conditions of the Plan;

25.1.7                        “Award Transfer Program” means any program instituted by the Committee which would permit one or more Participants the opportunity to transfer Awards pursuant the provisions of Section 16.2;

25.1.8                        “Board” means the board of directors of the Company;

25.1.9                        “Cause” has the meaning set out in any unexpired employment agreement between the Participant and the Company or, in the absence of such meaning being so set out, means (a) the Participant’s willful failure substantially to perform his duties and responsibilities to the Company, King or any Associated Company or deliberate violation of a Company or King policy; (b) the Participant’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company; (c) unauthorized use or disclosure by the Participant of any proprietary information or trade secrets of the Company or any other party to whom the Participant owes an obligation of nondisclosure as a result of his relationship with the Company; or (d) the Participant’s willful breach of any of his obligations under any written agreement or covenant with the Company.  The determination as to whether a Participant is being terminated for Cause shall be made in good faith by the Company and shall be final and binding on the Participant.  The foregoing definition does not in any way limit the Company’s ability to terminate a Participant’s employment or consulting or other service relationship at any time as provided in Section 20, and the term “Company” will be interpreted to include King and any Associated Company, as appropriate.  Notwithstanding the foregoing, the foregoing definition of “Cause” may, in part or in whole, be modified or replaced in each individual employment agreement or Award Agreement with any Participant or any country-specific appendix, and any such definition shall supersede the definition provided in this Section 25.1.9;

25.1.10                 “Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder;

25.1.11                 “Committee” means the Compensation Committee of the Board or those persons to whom administration of the Plan, or part of the Plan, has been delegated pursuant to Section 5.2;

25.1.12                 “Company” means Activision Blizzard Inc. or any successor corporation;

25.1.13                 “Consultant” means any person, including an advisor or independent contractor, engaged by the Company, King or an Associated Company to render services to such entity;

25.1.14                 “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following:

(a)                                 an acquisition by a person, entity or “group” (within the meaning of Section 13(d) of the Exchange Act or any comparable successor provisions), other than in a merger or consolidation of the type referred to in subsection 25.1.13(c), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rules) of issued or outstanding voting securities of the Company representing more than fifty per cent (50%) of the combined voting power or the Company, whether as a result of making a general offer to acquire the whole of the issued share capital of the Company or all the shares in the Company which are of the same class as the Shares, a court-sanctioned compromise or scheme of arrangement, or otherwise; or

(b)                                 a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its Subsidiaries; or

(c)                                  a merger, consolidation, reorganization or business combination with any other corporation (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) in each case other than a transaction:

(i)                                     which results in the Company’s voting securities in issue immediately before the transaction continuing to represent (either by remaining in issue or outstanding or by being converted into voting securities of the company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least 50% of the combined voting power of the Successor Entity’s issued or outstanding voting securities immediately after the transaction, and

(ii)                                  after which no person, entity or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 25.1.13.(c)(ii) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.

25.1.15                 “Director” means a member of the board of directors of the Company, King or any Associated Company (it being understood that only persons who were members of the board of directors of King prior to the Acquisition Effective Time were eligible to receive Awards by reason of service as a Director);

25.1.16                 “Disability” means that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months;

25.1.17                 “Dividend Equivalent” means a right to receive the equivalent value of dividends paid on Shares;

25.1.18                 “Effective Date” means 25 March 2014;

25.1.19                 “Employee” means any person, including any officer or director, employed by the Company, King or any Associated Company.  Neither service as a Director nor payment of a Director’s fee by the Company or King will be sufficient to constitute “employment” by King or any Associated Company;

25.1.20                 “Employee Benefit Trust” means the employee benefit trust established by King by way of a Deed of Trust on 24 March 2014, the trustee of which is Computershare Trustees (Jersey) Limited;

25.1.21                 “Exchange Act” means the United States Securities Exchange Act of 1934, as amended;

25.1.22                 “Exchange Ratio” means the quotient obtained by dividing (A) $18.00, which is the consideration per Ordinary Share paid in connection with the transaction contemplated by the Transaction Agreement by (B) the average closing price of the Common Stock on NASDAQ for the five trading day period ending on the trading day preceding the Acquisition Effective Date or, if the Common Stock was not available for trading on NASDAQ on the day preceding the Acquisition Effective Date, on the last day prior to the day preceding the Acquisition Effective Date that the Common Stock was available for trading on NASDAQ;

25.1.23                 “Exercise Price” means, with respect to an Option, the price per Share at which the Participant may subscribe for the Shares issuable upon exercise of the Option and, with respect to a SAR, the price per Share at which the SAR is granted to the Participant;

25.1.24                 “Fair Market Value” means, as of any date, the value of a Share determined as follows:

(a)                                 if the Shares are publicly traded and listed on a national securities exchange, the closing price on the date of determination on the principal national securities exchange on which the Shares are listed or admitted to trading as reported in The Wall Street Journal or such other source as the Committee deems reliable;

(b)                                 if the Shares are publicly traded but are neither listed nor admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal or such other source as the Committee deems reliable;

(c)                                  in the case of an Option or SAR grant made on the Effective Date, the price per share at which the Shares are initially offered for sale to the public by the Company’s underwriters in the initial public offering of the Shares pursuant to a registration statement filed with the SEC under the Securities Act; or

(d)                                 if none of the foregoing is applicable, by the Board or the Committee in good faith;

25.1.25                 “Insider Trading Policy” means any policy adopted by the Company from time to time governing transactions in the Company’s securities by employees, officers and/or directors of the Company, King and any Associated Company;

25.1.26                 “Involuntary Termination” means termination of a Participant’s service with the Company, King or an Associated Company or successor thereto in the following circumstances occurring on or after a Corporate Transaction:

(a)                                 termination without Cause by the Company, King or an Associated Company or successor thereto, as appropriate; or

(b)                                 voluntary termination by the Participant within 90 days following:

(i)                                     a material reduction in the Participant’s job responsibilities, provided that neither a mere change in title alone nor reassignment to a substantially similar position shall constitute a material reduction in job responsibilities;

(ii)                                  an involuntary relocation of the Participant’s principal work site to a facility or location more than 50 miles from the Participant’s principal work site at the time of the Corporate Transaction; or

(iii)                               a material reduction in the Participant’s total compensation other than as part of a reduction by the same percentage amount in the compensation of all other similarly-situated Employees, Directors or Consultants;

25.1.27                 “King” means King Digital Entertainment, a public limited company, incorporated under the laws of Ireland, which promptly following the Acquisition Effective Date will become a private limited company, with registered number 529753;

25.1.28                 “NASDAQ” means the NASDAQ Stock Market;

25.1.29                 “Non-Employee Director” means a Director who is not an Employee of the Company, King or any Associated Company;

25.1.30                 “Option” means an award of an option to subscribe for Shares pursuant to Section 6;

25.1.31                 “Ordinary Share” means, prior to the Acquisition Effective Time, an Ordinary Share in the capital of King;

25.1.32                 “Participant” means a person who holds an Award, or any permitted transferee pursuant to an Award Transfer Program or the Participant’s guardian or legal personal representative where applicable;

25.1.33                 “Performance Award” means an award of cash or Performance Shares granted pursuant to Section 11;

25.1.34                 “Performance Factors” means any of the factors selected by the Committee and specified in an Award Agreement from among the following objective measures, either individually, alternatively or in any combination, applied to the Company as a whole or any business unit or Subsidiary, either individually, alternatively, or in any combination, on a GAAP or non-GAAP basis, and measured, to the extent applicable on an absolute basis or relative to a pre-established target, to determine whether the performance goals established by the Committee with respect to the Award have been satisfied:

(a)                                 profit before tax;

(b)                                 billings;

(c)                                  revenue;

(d)                                 net revenue;

(e)                                  earnings (which may include earnings before interest and taxes, earnings before taxes, and net earnings);

(f)                                   operating income;

(g)                                  operating margin;

(h)                                 operating profit;

(i)                                     controllable operating profit, or net operating profit;

(j)                                    net profit;

(k)                                 gross margin;

(l)                                     operating expenses or operating expenses as a percentage of revenue;

(m)                             net income;

(n)                                 earnings per share;

(o)                                 total shareholder return;

(p)                                 market share;

(q)                                 return on assets or net assets;

(r)                                    the Company’s share price;

(s)                                   growth in shareholder value relative to a pre-determined index;

(t)                                    return on equity;

(u)                                 return on invested capital;

(v)                                 cash flow (including free cash flow or operating cash flows);

(w)                               cash conversion cycle;

(x)                                 economic value added;

(y)                                 individual confidential business objectives;

(z)                                  contract awards or backlog;

(aa)                          overhead or other expense reduction;

(bb)                          credit rating;

(cc)                            strategic plan development and implementation;

(dd)                          succession plan development and implementation;

(ee)                            improvement in workforce diversity;

(ff)                              customer indicators;

(gg)                            new product invention or innovation;

(hh)                          attainment of research and development milestones;

(ii)                                  improvements in productivity;

(jj)                                bookings;

(kk)                          attainment of objective operating goals and employee metrics;

(ll)                                  launch of a new game; and

(mm)                  any other metric that is capable of measurement as determined by the Committee.

The Committee may, in recognition of unusual or non-recurring items such as acquisition-related activities or changes in applicable accounting rules, provide for one or more equitable adjustments (based on objective standards) to the Performance Factors to preserve the Committee’s original intent regarding the Performance Factors at the time of the initial Award grant.  It is within the sole discretion of the Committee to make or not make any such equitable adjustments;

25.1.35                 “Performance Period” means the period of service determined by the Committee, not to exceed five (5) years, during which performance is to be measured for an Award;

25.1.36                 “Performance Share” means a Performance Share comprised in a Performance Award granted pursuant to Section 11;

25.1.37                 “Permitted Transferee” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including adoptive relationships) of the Participant, any person sharing the Participant’s household (other than a tenant or employee), a trust in which these persons (or the Participant) have more than 50% of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than 50% of the voting interests;

25.1.38                 “Personal Data” has the meaning assigned to that term in Section 2 of Directive 95/46/EC of the European Parliament and of the Council of 24 October 1995 on the protection of individuals with regard to the processing of personal data and on the free movement of such data;

25.1.39                 “Plan” means this Activision Blizzard Inc. KDE Equity Incentive Plan;

25.1.40                 “Purchase Price” means the price to be paid for Shares acquired under the Plan, other than Shares acquired upon exercise of an Option or SAR;

25.1.41                 “Restricted Share Award” means an award of Shares pursuant to Section 8;

25.1.42                 “Restricted Stock Unit” means a right, subject to conditions, to acquire a Share;

25.1.43                 “Restricted Stock Unit Award” means an Award of Restricted Stock Units granted pursuant to Section 9;

25.1.44                 “SEC” means the United States Securities and Exchange Commission;

25.1.45                 “Securities Act” means the United States Securities Act of 1933, as amended;

25.1.46                 “Service” means service as an Employee, Consultant, Director or Non-Employee Director, subject to such further limitations as may be set forth in the Plan or the applicable Award Agreement.  An Employee will not be deemed to have ceased to provide Service in the case of (a) statutory leave, (b) military leave, or (c) any other leave of absence approved by the Company or provided pursuant to a formal policy adopted from time to time by the Company, King or any Associated Company by which the Participant is employed, and issued and promulgated to employees in writing.  In the case of any Employee on a statutory, military or other approved leave of absence or whose normal working hours reduce (for illustrative purposes only, a change in schedule from that of full-time to part-time), the Committee may make such provisions regarding suspension or tolling of or modification to vesting of the Award while on leave from the employ of the Company, King or an Associated Company or during such reduction in working hours as it may deem appropriate, subject to Applicable Law, except that in no event may an Award be exercised after the expiration of the term for exercise set forth in the applicable Award Agreement.  An Employee shall have terminated employment as of the date he ceases to be employed (regardless of whether the termination is in breach of local employment laws or is later found to be invalid) and, subject to Applicable Law, employment shall not be extended by any notice period or garden leave mandated by local law, provided however, that a change in status from an Employee to a Consultant or Director shall not terminate the service provider’s Service, unless determined by the Committee in its discretion.  The Committee will have sole discretion to determine whether a Participant has ceased to be in Service and the effective date on which the Participant ceased to be in Service;

25.1.47                 “Shares” means (i) from the Acquisition Effective Time, the Common Stock of the Company or of any successor entity, and (ii) prior to the Acquisition Effective Time, Ordinary Shares;

25.1.48                 “Stock Appreciation Right” means an Award granted pursuant to Section 7;

25.1.49                 “Subsidiary” means a company which is a subsidiary within the meaning of Section 7 of the Companies Act, 2014 of Ireland;

25.1.50                 “Substitute Award” means an Award granted under Section 2.3 of the Plan;

25.1.51                 “Transaction Agreement” means the Transaction Agreement, dated 2 November 2015, by and between King, the Company and ABS Partners CV.;

25.1.52                 “Unrestricted Stock Unit”, means a right to acquire a Share; and

25.1.53                 “Unrestricted Stock Unit Award”, means an award of Unrestricted Stock Units granted pursuant to Section 10.

25.2                        Interpretation

In this Plan, where the context permits or requires:

25.2.1                        the singular shall include the plural and vice versa and the masculine shall include the feminine;

25.2.2                        a reference to a statutory provision includes any statutory modification, amendment or re-enactment;

25.2.3                        the contents and headings are for ease of reference only and shall not affect their interpretation; and

25.2.4                        a reference to a Section shall, unless the context otherwise requires, be a reference to a Section of the Plan.

ACTIVISION BLIZZARD INC.

KDE EQUITY INCENTIVE PLAN

SUB-PLAN GOVERNING AWARDS TO PARTICIPANTS IN ROMANIA

1.                                      General

1.1                               In accordance with Section 5.6.4 of the Activision Blizzard Inc. KDE Equity Incentive Plan (the “Plan”) the Board has determined to establish this sub-plan (the “Romania Sub-Plan”) for the purposes of Awards made to Employees, Consultants, Directors and Non-Employee Directors of the Associated Company located in Romania.

1.2                               All terms that are not otherwise defined herein shall have the same meaning as set forth in the Plan.

2.                                      Amendments

2.1                               The Plan shall be amended as follows:

Section 14.2 (Payment Methods)

Section 14.2.4 shall be deleted.

Section 20.1 (No Obligation to Employ/ Right to Compensation)

The provisions of Section 20.1.2 shall be deleted and replaced by the following:

“All Awards shall be granted entirely at the discretion of the Committee.  No individual employed or engaged by the Company, King or any Associated Company has the right to receive an Award or shall have any claim against the Company, King or any Associated Company arising out of his not being admitted to participation in the Plan.  The grant of an Award to a Participant shall not entitle him to receive any subsequent Awards.”

Section 25.1.9 (Definitions — “Cause”)

In so far as Employees are concerned, “Cause” means any termination of the respective Employee’s individual employment agreement, in accordance with Law No. 53/2003 - Labour Code, as republished and amended, and either effectively initiated by the respective Employee or, as the case may be, triggered by the respective Employee’s fault, including without limitation the Employee’s resignation, the Employee’s disciplinary dismissal, the Employee’s preventive arrest for a period of more than 30 calendar days etc.

Section 25.1.16 (Definitions — “Disability”)

In so far as Employees are concerned, “Disability” means the physical and/or mental impairment, preventing the Employee from duly accomplishing its job attributions, as ascertained by competent medical bodies and triggering the termination of their respective individual employment agreement, for reasons related to the person of the employee, in accordance with Law No. 53/2003 - Labour Code, as republished and amended.

2

ACTIVISION BLIZZARD INC.

KDE EQUITY INCENTIVE PLAN

SUB-PLAN GOVERNING AWARDS TO PARTICIPANTS IN THE REPUBLIC OF KOREA

1.                                      General

1.1                               In accordance with Section 5.6.4 of the Activision Blizzard Inc. KDE Equity Incentive Plan (the “Plan”) the Board has determined to establish this sub-plan (the “Korea Sub-Plan”) for the purposes of Awards made to Employees, Consultants, Directors and Non-Employee Directors of the Company, King or any Associated Company who are resident in the Republic of Korea.

1.2                               All terms that are not otherwise defined herein shall have the same meaning as set forth in the Plan.

2.                                      Amendments

2.1                               The Plan shall be amended as follows:

Section 19.0 — Securities Law and Other Compliance

The provisions of Section 19.1 shall be deleted and replaced by the following:

“19.1 Compliance with Applicable Laws

The provisions of Section 19.1 shall be deleted and replaced by the following:

An Award will not be effective unless such Award is in compliance with all Applicable Laws, as they are in effect on the date of grant of the Award and also on the date of exercise, vesting or settlement.  Notwithstanding any other provision of the Plan, the Company will have no obligation to issue or transfer or deliver certificates for Shares under the Plan prior to: (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and/or (b) completion of any registration or other qualification of such Shares under any law or ruling of any governmental body that the Company determines to be necessary or advisable.  The Company will be under no obligation to register the Shares with the SEC or to effect compliance with the registration, qualification or listing requirements of any securities laws, exchange control laws, stock exchange or automated quotation system, and the Company will have no liability for any inability or failure to do so.

Further, if, under Applicable Law, the Participant must file a report with or receive the approval of the Governor of the Bank of Korea or other supervisory agencies (“Approvals”) in order to acquire the Shares or to receive the Awards, then the Participant’s obtainment of such Approvals shall be a condition precedent to the Participant’s right to acquire the Shares or to receive the Awards.  If the Participant, for any reason, fails to obtain such Approvals, then the Company shall bear no obligation whatsoever to the Participant regarding the Shares or the Awards.”

Section 20.0 — Employment Relationship

The provisions of Section 20.1.5 shall be deleted and replaced by the following:

“20.1.5              The Plan, or any Award made to a Participant or the loss of any right or entitlement to or under such Award on termination of the Participant’s Service, for any reason, shall not give to a Participant any right to continued Service or any additional right to compensation or damages in consequence of the termination of his Service.”

2